China Housing & Land Development Inc.
Announces 2009 Financial Results

Press Release Source: China Housing & Land Development, Inc. On Monday March 15, 2010, 7:00 am EDT

XI'AN, China, March 15 /PRNewswire-Asia-FirstCall/ -- China Housing & Land Development, Inc., ("China Housing" or the "Company"; Nasdaq: CHLN) today announced its audited financial results for the fourth quarter and full year ended December 31, 2009.

    Highlights for 2009:
--	Total revenues increased 227% to $86.6 million from $26.5 million in2008.

--	Total gross floor area ("GFA") sales were 145,529 sq. meters, comparedto 60,593 sq. meters in 2008, representing a 140% increase.

--	Gross profit increased 374% to $23.7 million from $5.0 million in 2008. Gross margin increased to 27.3% compared to 18.9% in 2008.

--	SG&A expenses as a percentage of total revenue declined to 10.6% from 32.1% in 2008.

--	Operating income was $8.5 million, compared to an operating loss of ($9.8 million) in 2008.

--
Net income attributable to common shares decreased 71% to $2.5 million from $8.8 million in 2008. Non-GAAP net income, which excluded a $7.6 million non-cash losses associated with the revaluation of derivatives and warrants, was $10.1 million in 2009 compared to non-GAAP net income of $0.8 million in 2008, which excluded a $8.1 million gain associated with the revaluation of derivatives and warrants, representing a 14.6% increase.

--
Diluted net income per share attributable to common shareholders was $0.08, compared to $0.28 in 2008. Excluding $0.24 of non-cash losses associated with the revaluation of derivatives and warrants in 2009 and $0.27 in non-cash gains in 2008, diluted earnings per share would have been $0.32 and $0.03 for each respective period.

Mr. Pingji Lu, China Housing's Chairman commented, "We are proud of our accomplishments in 2009, particularly due to a challenging start to the fiscal year. We finished the year with a 227% revenue increase to $86.6 million. Our revenue growth benefitted from stable market conditions, compelling customer- oriented residential unit designs and a strong pipeline of projects. We have an attractive market opportunity and plan to capitalize on stable pricing trends for residential and commercial sales in Xi'an through our planned development initiatives. The ongoing increase in local demand for residential units in Xi'an has carried over into the first two months of 2010. During the first two months of this year, contract sales totaled RMB 140 million (US$20.6 million) of residential unit sales from the JunJing II Phase One, Phase Two, and Puhua Phase One Projects, representing a total of 24,013 square meters. The Company's average residential selling price per square meter in the first two months of 2010 was RMB 5,164 (US$757). These results thus far are quite promising as they represent a sizeable increase compared to the fourth quarter residential average selling price of RMB4,675 (US$685)."

For the year ended December 31, 2009, the Company's revenues increased 227% to $86.6 million from $26.5 million, reflecting increased market stability, customer-oriented design and strong pipeline projects. Total gross floor area sold was 145,529 square meters, compared to 60,593 square meters in 2008. Average selling price per square meter increased to RMB4,872 (US$714) from RMB3,963 (US$581) in 2008.

Full year contract sales totaled US$103.9 million, representing a total GFA of 145,529 square meters, which exceeded previous full year guidance of US$86 million to US$88 million in contract sales and GFA of 130,000 to 132,000 square meters.

Gross profit increased 374% to $23.7 million from $5.0 million in 2008. The gross profit margin for the year 2009 was 27.3%, compared to 18.9% in the prior year. The increase in gross profit is a result of higher revenues due to improved market environment, while the higher gross margin stems from increased cost controls. Additionally, in 2008 the Company lowered prices on units in its JunJing II Phase One project in order to attract interests and boost sales.

Selling, general and administrative ("SG&A") expenses were $9.2 million in 2009, compared to $8.5 million in 2008. The increase was due to higher marketing expenses related to the launching of more projects in 2009. However, as a percentage of sales SG&A dropped to 10.6% in 2009 from 32.1% in 2008.

Operating income increased to $8.6 million from an operating loss of ($9.8 million) in 2008, due to increased sales of the Company's Tsining JunJing II Phase One and Phase Two units.

Net income attributable to common shares decreased 71% to $2.5 million from $8.8 million in 2008. Non-GAAP net income, which excluded a $7.6 million loss associated with the revaluation of derivatives and warrants, was $10.1 million in 2009 compared to non-GAAP net income of $0.8 million in 2008, which excluded a $8.1 million gain associated with the revaluation of derivatives and warrants, representing a 1,163% increase.

Diluted net income per share attributable to common shareholders was $0.08, compared to $0.28 in 2008. Excluding $0.24 of non-cash losses in 2009 and $0.27 in non-cash gains in 2008, diluted earnings per share would have been $0.32 and $0.03 for each respective period.

As of December 31, 2009, China Housing reported $36.9 million in cash, compared to $19.1 million as of September 30, 2009 and $37.4 million on December 31, 2008. Total debt was $59.3 million, compared to $52.6 million as of September 30, 2009 and $59.2 million on December 31, 2008. Net debt as a percentage of total capital was 21% at the end of 2009, compared to 16% at the end of 2008.

Highlights for Q4 2009:

Total revenue in the fourth quarter of 2009 increased 10.6% to $26.3 million from $23.8 million in the quarter ended September 30, 2009 and $0.9 million in the fourth quarter of 2008. The Company's GFA sales increased 90.5% to 61,786 square meters in the fourth quarter of 2009 compared to 32,436 square meters in the third quarter of 2009 and 4,753 square meters in the fourth quarter of 2008.

During the fourth quarter of 2009, contract sales totaled US$42.3 million of residential and commercial unit sales from the JunJing II Phase One, Phase Two, Puhua Phase One and other completed projects, representing a total of GFA 61,786 square meters. This exceeded previous fourth quarter 2009 guidance of US$32 to $34 million in contract sales, and GFA of 46,000 to 48,000 square meters. The Company's average selling price per square meter in the fourth quarter of 2009 was RMB 4,675 (US$685) compared to RMB 5,001 (US$733) in the third quarter of 2009 and RMB 4,747 (US$696) in the fourth quarter of 2008.

Gross profit in the fourth quarter of 2009 was $4.7 million, or 17.8% of total revenue, compared to gross profit of US$7.4 million, or 31.2% of revenue in the third quarter of 2009 and a gross loss of ($0.9 million) in the fourth quarter of 2008. The sequential quarterly reduction in gross margin was a result of finalizing the sales of the few remaining residential units at the JunJing II Phase One project, which were sold at a lower gross margin. The Company also sold several parking lots in the fourth quarter which typically sell for lower gross margin than our residential units.

SG&A expense totaled $3.3 million in the fourth quarter of 2009 compared to $2.5 million for the third quarter of 2009 and $4.3 million for the fourth quarter of 2008. As a percentage of total revenue, SG&A expenses increased to 12.6% compared to 10.5% in the third quarter of 2009 and 467% in the fourth quarter of 2008. In October 2009, we launched the marketing campaign for the Puhua Phase One project and successfully secured about $15.0 million of the contract amount. However, due to overall construction still in the beginning stage, we were not able to recognize revenue from the Puhua Phase One project. Nonetheless, we recognized approximately $1.2 million in selling and administrative expenses in the fourth quarter of 2009.

Operating loss in the fourth quarter of 2009 was ($0.17 million), compared to operating income of $4.0 million for the third quarter of 2009 and ($6.0 million) in the fourth quarter of 2008. The operating loss was primarily due to lower quarterly gross profits and higher selling and administrative expenses related to Puhua project.

Net loss in the fourth quarter of 2009 was ($1.1 million), or ($0.03) per diluted share, compared to net income of $12.6 million, or $0.24 per diluted share, in the third quarter of 2009 and $6.2 million, or $0.21 per diluted share, in the fourth quarter of 2008. Fourth quarter 2009 adjusted net loss, which excludes a $0.6 million non-cash losses associated with the revaluation of derivatives and warrants, was ($0.5 million), or ($0.02) per diluted share.

	Q4 2009			Q3 2009
	Revenue			Revenue	GFA
Project	Recognized	GFA Sold	ASP	Recognized	Sold	ASP
	($)	(m2)	(RMB)	($)	(m2)	(RMB)
Projects
Under Con-
struction
JunJing II
Phase One	6,224,147	7,498	4,287	12,130,788	6,801	4,845
JunJing II
Phase Two	16,014,055	29,499	4,935	8,804,441	23,606	4,957
Puhua Project	--	24,129	4,377	--	--	--

Projects
Completed
Tsining-2 4G	409,367	220	16,736	1,588,845	1507	7,199
JunJing I	(1,083,459)	57	11,543	-88,081	-166	3,621
Additional
Projects	112,068	384	3,070	292,289	688	2,902
Other Income	4,642,727			1,065,363	--	--
Total	26,318,905	61,786	4,675	23,793,645	32,436	5,001
	Q-o-Q Change			10.6%	90.5%	(6.5%)

2010 Outlook

2010 total contract sales in 2010 are expected to reach US$237 to $262 million, a 128%-152% increase compared to $103.9 million in 2009. Total recognized revenue in 2010 is expected to reach US$179 to $198 million, a 107%-129% increase compared to $86.6 million in 2009. The Company is reporting contract sales estimates compared to revenue as it is not subject to percentage of completion alterations.

Mr. Lu concluded, "We remain focused on adding new projects that can sustain our growth and have a strong pipeline of new development projects which positions us well in the years ahead. We have approximately 167,077 square meters of unsold GFA primarily from our JunJing II Phase One, JunJing II Phase Two and Puhua Phase One projects, and expect six new additional projects to generate sales in 2010. These projects include Puhua Phase Two to Phase Four, JunJing III, Park Plaza and Golden Bay, which together are expected to generate a total of 1,099,313 square meters of estimated GFA in the next 5 years. Our growth strategy focuses on high quality custom-built affordable housing units designed for homeowners in Tier II cities such as Xi'an. Our focus aligns us well with the newly issued government policies and should allow us to continue to take advantage of the favorable housing market condition in China. As a result, we believe that we are well-positioned for future growth and that 2010 will be another strong year for China Housing and Land Development Inc."

Conference Call Information

China Housing's management will host an earnings conference call on Monday, March 15, 2010 at 8:30 a.m. U.S. Eastern Time. Listeners may access the call by dialing #1-719-325-4821. To listen to the live webcast of the event, please go to http://www.viavid.net .. Listeners may access the call replay, which will be available through March 22nd, by dialing #1-719-457-0820; passcode: 5383846.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ. The Company's news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com ..

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

    For more information, please contact:

     Mr. Cangsang Huang
     Chief Financial Officer
     Phone: +86-29-8258-2648 in Xi'an
     Email: chuang@chldinc.com

     Ms. Jing Lu
     Chief Operating Officer, Board Secretary,
      and Investor Relations Officer
     Phone: +86-29-8258-2632 in Xi'an
     Email: jinglu@chldinc.com / English and Chinese

     Mr. Shuai Luo
     Investor Relations
     Phone: +86-29-8258-2632 in Xi'an
     Email: Laurentluo@chldinc.com/English and Chinese

     Mr. Bill Zima, ICR
     Phone: +1-203-682-8200 in United States
     Email: William.Zima@icrinc.com

     Ms. Annie Chen, ICR
     Phone: +86-10-6599-7966 in Beijing
     Email: Annie.Chen@icrinc.com

(Financial Tables on Following Pages)

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
Consolidated Statements of Income
For The Years Ended December 31, 2009 and 2008

	2009	2008
REVENUE
Sale of properties	$78,511,269	$24,306,062
Other income	8,047,833	2,159,784

Total revenue	86,559,152	26,465,846

Cost of sales and other
income	62,902,441	21,473,426

Gross margin	23,656,711	4,992,420

OPERATING EXPENSES
Selling, general and
administrative expenses	9,182,165	8,497,562
Stock based compensation	252,118	3,078,600
Security registration
expenses	1,786,517	613,483
Other expense	385,652	295,595
Interest expense	2,323,141	1,346,183
Accretion expense on
convertible debt	1,213,063	968,962
Total operating expenses	15,142,656	14,800,385

NET INCOME (LOSS) FROM
BUSINESS OPERATIONS	8,541,055	(9,807,965)

CHANGE IN FAIR VALUE OF
DERIVATIVES
Change in fair value of
embedded derivatives	3,230,649	(3,166,977)
Change in fair value of
warrants	4,365,633	(4,932,961)
Total change in fair value
of derivatives	7,596,282	(8,099,938)

Income (loss) before provision for
income taxes and noncontrolling
interest	917,773	(1,708,027)

(Recovery) provision for
income taxes	(814,155)	(10,490,833)
NET INCOME	1,731,928	8,782,806
Add: Net loss attributed
to noncontrolling interest	737,882	(159,564)
Net income attributable to
China Housing & Land
Development, Inc.	2,469,810	8,942,370

WEIGHTED AVERAGE SHARES
OUTSTANDING
Basic	31,180,246	30,516,411
Diluted	31,180,246	30,527,203

NET INCOME PER SHARE
Basic	$0.08	$0.29
Diluted	$0.08	$0.28

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
Consolidated Statements of Income
For The Quarters Ended December 31, 2009 and 2008

	2009 Q4	2008 Q4
	3 Months	3 Months
REVENUE
Sale of properties	21,676,178	(748,805)
Other income	4,642,727	1,677,762

Total revenue	26,318,905	928,957

Cost of sales and other income	21,635,586	1,781,994

Gross margin	4,683,319	(853,037)

OPERATING EXPENSES
Selling, general and
administrative expenses	3,328,707	4,335,697
Stock based compensation	164,341	78,600
Security registration expenses	--	613,483
Other expense	(88,515)	218,837
Interest expense	1,120,355	(390,161)
Accretion expense on convertible
debt	323,758	277,180
Total operating expenses	4,848,646	5,133,636

NET INCOME (LOSS) FROM BUSINESS
OPERATIONS	(165,327)	(5,986,673)

CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded
derivatives	213,377	(610,664)
Change in fair value of warrants	352,897	(1,037,346)
Total change in fair value of
derivatives	566,274	(1,648,010)

Income (loss) before provision for
income taxes and noncontrolling
interest	(731,601)	(4,338,663)
(Recovery) provision for income
taxes	777,176	(10,490,833)
NET INCOME	(1,508,777)	6,152,170

Less: Net loss attributed to
noncontrolling interest	458,727	(159,564)

Net income attributable to China
Housing & Land Development, Inc.	(1,050,050)	135,486

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	31,180,246	30,516,411
Diluted	31,180,246	30,527,203

NET INCOME PER SHARE
Basic	(0.03)	0.20
Diluted	(0.03)	0.21

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
Consolidated Balance Sheets
As of September 30, 2009 and December 31, 2008

	December 31,	December 31,
	2009	2008
ASSETS
Cash	$36,863,216	$37,425,340
Cash - restricted	701,017	805,012
Accounts receivable, net
of allowance for doubtful
accounts of $1,002,074 and
$1,278,156, respectively	6,088,482	813,122
Other receivables and
prepaid expenses, net	2,484,221	446,497
Notes receivable, net	--	811,695

Real estate held for
development or sale	103,003,529	60,650,011
Property and equipment, net	15,307,478	12,391,501
Assets held for sale	14,301,564	14,308,691
Advance to suppliers	10,368,386	704,275
Deposits on land use rights	28,084,346	47,333,287
Intangible assets, net	41,355,134	46,043,660
Goodwill	816,469	--

Deferred financing costs	411,457	622,118
Total assets	259,785,299	222,901,188

LIABILITIES
Accounts payable	$20,706,263	$10,525,158
Advances from customers	21,301,876	9,264,385
Accrued expenses	5,587,837	3,539,842
Accrued security
registration expenses	--	613,483
Payable to acquisition of
businesses	5,916,354	8,429,889
Income taxes payable	8,194,659	8,078,709
Other payables	4,524,288	5,183,251
Loans from employees	2,864,824	1,517,039
Loans payable	36,185,705	35,617,442
Deferred tax liability	11,505,181	11,510,915
Warrants liability	5,074,191	1,117,143
Fair value of embedded
derivatives	3,991,047	760,398
Convertible debt	14,834,987	13,621,934
Total liabilities	140,687,212	109,779,588

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
Consolidated Balance Sheets
As of September 30, 2009 and December 31, 2008

SHAREHOLDERS' EQUITY
Common stock: $.001 par value,
authorized 100,000,000 shares
issued and outstanding
31,270,679 and 30,893,757,
respectively	31,885	30,894
Additional paid in capital	35,461,706	31,390,750
Common stock subscribed	252,118	--
Statutory reserves	4,922,248	3,541,226
Retained earnings	39,895,179	38,651,579
Accumulated other
comprehensive income	10,163,483	10,397,801
Total China Housing & Land
Development, Inc.
shareholders' equity	90,726,619	84,012,250

Noncontrolling interest	28,371,468	29,109,350

Total shareholders'
equity	119,098,087	113,121,600

Total liabilities and
shareholders' equity	$259,785,299	$222,901,188

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
Interim Condensed Consolidated Statements of Cash Flows
For The Years Ended December 31, 2009 and 2008

	December 31,	December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,731,928	$8,782,806
Adjustments to reconcile net
income to cash provided by
(used in) operating activities:
Bad debt (recovery) expense	(603,917)	1,420,434
Depreciation	633,930	454,728
Exchange gain	--	--
Loss on disposal of fixed
assets	108,189	15,167
Gain on income tax
settlement	(4,859,401)	(12,712,153)
Amortization of deferred
financing costs	210,661	148,606
Amortization of stock issued
for investor relations fees	--	--
Amortization of intangible
asset
Stock based compensation	252,118	3,078,600
Security registration
expenses settled with
common stocks	1,786,517	613,483
Change in fair value of
warrants	4,365,633	(4,932,961)
Change in fair value of
embedded derivatives	3,230,649	(3,166,977)
Accretion expense on
convertible debt	1,213,063	968,962
Non-cash proceeds from sales	(43,500)	(166,148)
(Increase) decrease in assets:
Accounts receivable	(4,758,938)	10,758,758
Other receivables and
prepaid expenses	185,426	(114,638)
Real estate held for
development or sale	(37,698,632)	(23,463,229)
Advance to suppliers	(9,688,941)	1,600,308
Refund (deposit) on land
use rights	19,198,186	(15,387,541)

Deferred financing costs	--	202,888
Increase (decrease) in
liabilities:
Accounts payable	10,170,003	570,250
Advances from customers	11,911,360	3,576,253
Accrued expense	1,915,238	1,607,633
Other payable	(1,815,769)	1,003,031
Income taxes payable	4,606,492	(3,934,882)
Net cash used in
operating activities	$2,050,295	$(29,076,622)

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
Interim Condensed Consolidated Statements of Cash Flows
For The Years Ended December 31, 2009 and 2008

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	103,478	(684,040)
Purchase of property and
equipment	(2,747,785)	(1,063,332)
Notes receivable collected	452,054	364,313
Cash acquired from
acquisition of business	519,309	--
Proceeds from sale of
property and equipment	195,035	872,346
Net cash provided by (used in)
investing activities	$(1,477,909)	$(510,713)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from issuance
of convertible debt	--	19,230,370
Investment and advances from
noncontolling interest
shareholder	--	29,268,913
Loans from bank	24,894,444	46,054,762
Payments on loans payable	(24,306,429)	(25,905,804)
Loans from or repayment to
employees, net	1,347,937	(1,018,357)
Repayment of payables for
acquisition of businesses	(4,267,573)	(3,704,820)
Proceeds from exercise of
warrants	1,184,662	8,415
Net cash (used in) provided by
financing activities	$(1,146,959)	$63,933,479

(DECREASE)/INCREASE IN CASH	(574,573)	34,346,144

Effects on foreign currency
exchange	12,449	728,180

CASH, beginning of period	37,425,340	2,351,015

CASH, end of period	$36,863,216	$37,425,340